Exhibit 21-Subsidiaries
Subsidiary List
Earth Biofuels, Inc.
The following is a list of subsidiaries of Earth Biofuels, Inc. (the parent), which are included in the financial statements on a consolidated basis.

Percent	State of Incorporation	Year of
Owned	Or Organization	Incorporation
Earth LNG, Inc.	Texas	(2005)
100%
Earth Ethanol, Inc.	Delaware	(2006)
100%
Durant Biofuels, LLC	Oklahoma	(2005)
100%
Earth Biofuels Distribution Co.
(formerly Wing Sail Co. dba Distribution Drive)	Texas	(2002)
100%
Earth Biofuels Operating, Inc.	Mississippi	(2005)
100%
Earth Biofuels Technology Co, LLC	Texas	(2006)
50%
American Earth Fuels Co, LLC	Texas	(2006)
100%
Arizona LNG, LLC	Nevada	(2004)
100%
Applied LNG Technologies USA, LLC	Delaware	(1995)
100%